SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                     Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                        Commission File Number           0-26265
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                                 Garden.com, Inc.
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             (Exact name of registrant as specified in its charter)

                3301 Steck Avenue, Austin, TX 78757, (512) 532-4000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common  Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                     None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule  12g-4(a)(1)(i)     [x]     Rule  12h-3(b)(1)(ii)    [ ]
Rule  12g-4(a)(1)(ii)    [ ]     Rule  12h-3(b)(2)(i)     [ ]
Rule  12g-4(a)(2)(i)     [ ]     Rule  12h-3(b)(2)(ii)    [ ]
Rule  12g-4(a)(2)(ii)    [ ]     Rule  15d-6              [ ]
Rule  12h-3(b)(1)(i)     [x]

     Approximate  number  of holders of record as of the certification or notice
date:           195
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     Pursuant  to  the  requirements  of  the  Securities  Exchange Act of 1934,
Garden.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE           January  17,  2001    BY  /s/ Clifford A. Sharples
                                        ----------------------------------------
                                        Clifford A. Sharples, President and
                                        Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.